                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                          CellNet Data Systems, Inc.
                     ----------------------------------
                              (Name of Issuer)

                     Common Stock, Par Value $0.001 Per Share
                     -----------------------------------------
                       (Title of Class of Securities)

                                 15115M-10-1
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  5  Pages
                                        ---

CUSIP No. 15115M-10-1                   13G                 Page 2   of 5 Pages
          -----------                                           ---    ---

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 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

          Odyssey Partners, L.P. (E.I. No. 13-5614745)
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 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
     Delaware
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Number of Shares              (5) Sole Voting
 Beneficially                       Power       3,336,989
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power         -0-
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power      3,336,989
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power         -0-
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
   3,336,989
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

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(11) Percent of Class Represented by Amount in Row (9)
  8.6%
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(12) Type of Reporting Person*
  PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 15115M-10-1                                     Page  3   of 5   Pages
                                                               ---    ---


ITEM 1(A).  NAME OF ISSUER
 Cellnet Data Systems, Inc.
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ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
125 Shoreway Road
San Carlos, CA 94070
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ITEM 2(A).  NAME OF PERSON(S) FILING
Odyssey Partners, L.P.
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ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
31 West 52nd Street
New York, NY 10019
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ITEM 2(C).  CITIZENSHIP
 A Delaware limited partnership
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ITEM 2(D).  TITLE OF CLASS OF SECURITIES
 Common Stock, $0.001 par value
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ITEM 2(E).  CUSIP NUMBER
 15115M-10-1
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ITEM 3.

   Not Applicable
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ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        3,336,989
    ---------------------------------------------------------------------------

CUSIP No. 15115M-10-1                                     Page  4  of  5  Pages
                                                               ---    ---
ITEM 4(b) PERCENT OF CLASS:
              8.6%
    ---------------------------------------------------------------------------

ITEM 4(c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i) sole power to vote or to direct the vote
                              3,336,989
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
                                  -0-
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
                             3,336,989
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
                                  -0-
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /



ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
 Not Applicable
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
 Not Applicable
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
 Not Applicable
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CUSIP No. 15115M-10-1                                     Page  5  of  5  Pages
                                                               ---    ---


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
 Not Applicable
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ITEM 10. CERTIFICATION
 Not Applicable
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                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                        February 10, 1997
                                       ----------------------------------------
                                       (Date)

                                       /s/ Jack Nash
                                       ----------------------------------------
                                       (Signature)

                                       General Partner
                                       ----------------------------------------
                                       (Name/Title)